EXHIBIT 9.1

                                               April ___ , 1997


Investors Bank & Trust Company
Financial Product Services
One Lincoln Plaza
Boston, MA  02205-1537

         Re: Transfer Agency and Service Agreement dated August 1, 1991 by and among GMO Trust, Grantham, Mayo, Van Otterloo & Co. LLC and Investors Bank & Trust Co. (the "Agreement")
                  ----------------------------------------------------------
Ladies and Gentlemen:

         Pursuant to Article 17 of the Agreement, GMO Trust (the "Company") hereby notifies you that it has amended an existing series of shares, namely, the "GMO Global Fund" which will become the "GMO U.S. Bond/Global Alpha Fund" (the "New Fund"), with respect to which the Company and the manager (as defined in the Agreement) desire that you serve as transfer agent under the terms of the Agreement.

         If you agree to so serve as transfer agent for the New Fund, kindly sign and return to the Company the enclosed counterpart hereof, whereupon the New Fund shall be deemed a "Fund" under the Agreement. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement among the Trust, the Manager and you in accordance with its terms.

                                Very truly yours,

                                GMO TRUST

                                By__________________________________
                                  Name:
                                  Title:

                                GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

                                By__________________________________
                                  Name:
                                  Title:

The foregoing is hereby accepted and agreed.

INVESTORS BANK & TRUST COMPANY

By__________________________________
   Name:
   Title: